UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

November 30, 2011

Date of Report (date of earliest event reported)

ADVENT SOFTWARE, INC.

(Exact name of Registrant as specified in its charter)

State of Delaware	0-26994	94-2901952
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

600 Townsend Street

San Francisco, California 94103

(Address of principal executive offices)

(415) 543-7696

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  Entry into a Material Definitive Agreement.

On November 30, 2011, Advent Software, Inc., a Delaware corporation (“Advent”), entered into a Credit Agreement (the “Credit Agreement”) by and among Advent, the lenders party thereto (the “Lenders”), U.S. Bank National Association, as documentation agent, Wells Fargo Bank, National Association, as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (“Agent”).

The Credit Agreement provides for (i) a $50,000,000 revolving credit facility, with a $25,000,000 letter of credit sublimit and a $10,000,000 swingline loan sublimit (the “Revolving Credit Facility”), (ii) a $50,000,000 term loan facility (the “Term Loan A Facility”), and (iii) a $50,000,000 delayed draw term loan facility (the “Delayed Draw Term Loan Facility” and, together with the Term Loan A Facility, the “Term Loan Facility”).  Advent may request borrowings under the Revolving Credit Facility until November 30, 2016.  Advent may request borrowings under the Delayed Draw Term Loan Facility until the one-year anniversary of the closing date.  The Credit Agreement also contains an increase option permitting Advent, subject to certain requirements, to arrange with the Lenders and/or new lenders for up to an aggregate of $50,000,000 in additional commitments, which commitments may be for revolving loans or term loans.  The proceeds of the loans made under the Credit Agreement may be used for general corporate purposes.  On November 30, 2011, Advent borrowed $50,000,000 of term loans under the Term Loan A Facility.

The loans bear interest, at Advent’s option, at the base rate plus a spread of 0.75% to 1.75% or an adjusted LIBOR rate (based on one, two, three or six-month interest periods) plus a spread of 1.75% to 2.75%, in each case with such spread being determined based on the consolidated leverage ratio for the preceding four fiscal quarter period and certain other factors.  The base rate means the highest of JPMorgan Chase Bank, N.A.’s prime rate, the federal funds rate plus a margin equal to 0.50% and the adjusted LIBOR rate for a 1-month interest period plus a margin equal to 1.00%.  Swingline loans accrue interest at a per annum rate based on the base rate plus the applicable margin for base rate loans.  Advent is also obligated to pay other customary closing fees, arrangement fees, administration fees, commitment fees and letter of credit fees for a credit facility of this size and type.

Interest is due and payable in arrears quarterly for loans bearing interest at the base rate and at the end of an interest period (or at each three month interval in the case of loans with interest periods greater than three months) in the case of loans bearing interest at the adjusted LIBOR rate.  Principal payments under the Term Loan A Facility will be made in 20 equal consecutive quarterly installments, subject to adjustment as a result of any prepayments, with the remaining outstanding principal balance and all accrued and unpaid interest due on November 30, 2016.  Principal payments under the Delayed Draw Term Loan Facility mature in quarterly installments equal to 2.5% of the principal amount of delayed draw term loans made on the borrowing date, subject to adjustment as a result of any prepayments, with the remaining outstanding principal balance and all accrued and unpaid interest due on November 30, 2016.  All outstanding loans under the Revolving Credit Facility, together with all accrued and unpaid interest, are due on November 30, 2016.  Advent may prepay the loans and terminate the commitments, in whole or in part, at any time without premium or penalty, subject to certain conditions including minimum amounts in the case of commitment reductions and reimbursement of certain costs in the case of prepayments of LIBOR loans.  In addition, the loans become mandatorily prepayable in connection with the incurrence of certain indebtedness or upon the receipt of proceeds from certain asset sales or casualty events (subject to reinvestment rights).

The obligations under the Credit Agreement are required to be guaranteed by Advent’s present and future domestic subsidiaries (subject to certain exceptions).  Pursuant to the Guarantee and Collateral Agreement, dated as of November 30, 2011 (the “Guarantee and Collateral Agreement”), by and among Advent, each guarantor from time to time party thereto and Agent, such obligations, including the guaranties, are secured by substantially all of the assets of Advent and the guarantors party thereto, including all of the capital stock of Advent’s domestic subsidiaries and 66% of the capital stock of Advent’s or a guarantor’s first-tier foreign subsidiaries.

The Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict Advent and its subsidiaries’ ability to, among other things, incur indebtedness, grant liens, merge or consolidate, dispose of assets, pay dividends or make distributions, make investments, make acquisitions, prepay certain indebtedness, enter into certain transactions with affiliates, enter into sale and leaseback transactions, enter into swap agreements and enter into restrictive agreements, in each case subject to customary exceptions for a credit facility of this size and type. Advent is also required to maintain compliance with a consolidated leverage ratio, a consolidated interest coverage ratio and a minimum level of liquidity.

The Credit Agreement includes customary events of default that, include among other things, non-payment defaults, defaults due to the inaccuracy of representations and warranties, covenant defaults, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, defaults due to an unenforceability of the security documents or guarantees, and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement. Under certain circumstances, a default interest rate will apply on all obligations during the existence of a payment event of default under the Credit Agreement at a per annum rate equal to either 2.00% above the otherwise applicable interest rate.

Certain of the lenders under the Credit Agreement and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Advent or its affiliates.  They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing description is qualified in its entirety by reference to the Credit Agreement and the Guarantee and Collateral Agreement, which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report and are incorporated by reference herein.

ITEM 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

ITEM 9.01  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit	Description

10.1

Credit Agreement, dated as of November 30, 2011, among Advent Software, Inc., each of the lenders party thereto, U.S. Bank National Association, as documentation agent, Wells Fargo Bank, National Association, as syndication agent and JPMorgan Chase Bank, N.A. as administrative agent.

10.2	Guarantee and Collateral Agreement, dated as of November 30, 2011, among the guarantors party thereto and JPMorgan Chase Bank, N.A. as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVENT SOFTWARE, INC.

By:	/s/ James S. Cox
James S. Cox
Chief Financial Officer
(Principal Financial and Accounting Officer)

Dated: December 2, 2011